Envirometrics, Inc.
9229 University Blvd.
Charleston, South Carolina 29406
843-553-9554
843-569-8792 Fax
                                                     July 26, 2000




The Board of Directors
Envirometrics, Inc.


     Please accept this letter as notification of my resignation as Director and Officer acting as both Treasurer and Secretary of Envirometrics, Incorporated effective at the closing of the Plan and Agreement to Exchange Stock by and among The Catapult Group, Incorporated its shareholders and Envirometrics, Inc.



_______________________________
Elsie L. Rose